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Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES
ONCOLOGY COLLABORATION WITH GENENTECH

        BOULDER, Colo., (January 5, 2004)—Array BioPharma (Nasdaq: ARRY) today announced a licensing and collaboration agreement with Genentech, Inc. (NYSE: DNA) for multiple targets in the field of oncology. As part of this agreement, Array and Genentech will form a research collaboration to advance two of Array's proprietary oncology programs into clinical development. These programs include small molecule leads developed by Array along with additional Array intellectual property involving Array's drug discovery platform.

        Under the agreement, Array will receive an upfront payment and research funding, with the potential to also receive development milestones and royalties on resulting product sales.

        "We are delighted to collaborate with Genentech, a clear leader in the field of oncology," said Robert E. Conway, Chief Executive Officer, Array BioPharma. "This collaboration leverages Array's proprietary small molecule drug discovery expertise with Genentech's cancer expertise, with the goal of creating products to address one the world's largest unmet medical needs and market opportunities."

        "Array has a proven drug discovery capability that has created a number of exciting early stage programs around multiple oncology targets. We plan to work with Array to maximize their potential," said Marc Tessier-Lavigne Ph.D., Senior Vice President, Research Drug Discovery, Genentech. "We believe this collaboration with Array complements our existing oncology portfolio and further strengthens our position as a leader in cancer research."

Details of the Transaction

        Under the terms of this agreement, Genentech and Array will collaborate on the discovery of clinical candidates directed against two cancer targets. Genentech will have the sole responsibility for clinical development and commercialization of the resulting products. Genentech has reserved the right to add additional programs to this collaboration.

About Array BioPharma

        Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes many promising small molecule drugs that affect disease pathways with well-validated targets. Array also collaborates with leading pharmaceutical and biotechnology companies to invent and optimize drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

        Founded in 1998, Array BioPharma is headquartered in Boulder, Colorado and employs over 250, including 184 scientists. Additional companies utilizing Array's drug discovery expertise include AstraZeneca, InterMune, Eli Lilly, GenPath, Roche and Takeda.

Array Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of January 5, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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ARRAY BIOPHARMA ANNOUNCES ONCOLOGY COLLABORATION WITH GENENTECH